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                                                                   EXHIBIT 23.11


                      [Chase Securities Inc. Letterhead]


                       CONSENT OF CHASE SECURITIES INC.


                                                       May 27, 1999

Board of Directors
Patriot American Hospitality, Inc.
1950 Stemmons Freeway
Suite 6001
Dallas, Texas 75207

Board of Directors
Wyndham International, Inc.
1950 Stemmons Freeway
Suite 6001
Dallas, Texas 75207

Dear Members of the Board:

          We hereby consent to the use of our opinion letter dated as of December 15, 1998 to the Board of Directors of Patriot American Hospitality, Inc. and Wyndham International, Inc. (together, the "Companies"), included as Annex J to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed $1 billion equity investment and related restructuring of the Companies, and to the references therein to such opinion.

          In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                  CHASE SECURITIES INC.



                                  By:  /s/ DAVID B. EDELSON
                                     ----------------------------------------
                                     Name:   David Edelson
                                     Title:  Managing Director